ZALICUS REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2011

CAMBRIDGE, Mass. – August 3, 2011 – Zalicus Inc. (NASDAQ: ZLCS) today reported financial results for the second quarter ended June 30, 2011.

“During the first half of 2011 we diligently executed on our product development plans with the initiation of the Synavive Phase 2b clinical trial for rheumatoid arthritis and the advancement of our Ion channel product candidates, which remain on track to enter the clinic by the end of this year,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “The initiation of these clinical trials will mark an evolution of the Zalicus pipeline and the progress of our R&D efforts from discovery research toward clinical development.”

Second Quarter 2011 and Recent Accomplishments:

·	Initiated a Phase 2b clinical trial evaluating Synavive TM , a low-dose glucocorticoid with the potential for amplified immuno-inflammatory benefits, in patients with rheumatoid arthritis (RA). Top-line results of the clinical trial are expected to be available in the second half of 2012. The trial, titled SYNERGY

(SYNavivE for Reducing signs and sYmptoms of rheumatoid arthritis trial), is a 12-week, five-arm, global, double-blind, placebo-controlled study to evaluate the safety and efficacy of Synavive as a treatment for the signs and symptoms of RA in approximately 250 subjects with moderate to severe disease. The trial will be conducted in up to 60 centers throughout the United States, Europe and Latin America. The primary objective of the trial is to evaluate Synavive efficacy compared to placebo, while key additional secondary objectives include evaluating the efficacy of Synavive compared to its individual components (2.7mg of Prednisolone and 360mg of Dipyridamole) as well as how Synavive performs in comparison to 5mg of Prednisone. Subjects who complete the core SYNERGY trial will be eligible to participate in a one-year extension study designed to investigate the long-term safety and durability of response for Synavive.

·	Presented data on Zalicus’s two innovative cell-based drug discovery platforms; the selective Ion channel modulation platform, and the cHTS synergistic combination high throughput screening platform, at the 10 th Annual World Pharma Conference in Philadelphia in June. Terrance P. Snutch, Ph.D., Chief Scientific Officer of Zalicus discussed preclinical efforts at Zalicus to rationally design and develop high affinity and state-dependent small molecule N-type and T-type blockers for pain intervention in a session highlighting novel Ion channel therapeutics for the treatment of pain, and Glenn Short, Ph.D., Director of Discovery Sciences at Zalicus discussed the application of the next- generation Zalicus combination high throughput screening (cHTS) technology to correlate cancer cell line genotypic determinants with combination drug sensitivity to define multi-target drug combinations that synergistically induce genotype-specific cytotoxicity in a session discussing cutting edge cell- based screening tools and the advantages of combination high-throughput screening.

·	Selected to join the NASDAQ Biotechnology Index (NASDAQ: NBI) in May. The NBI serves as the basis for the iShares NASDAQ Biotechnology Index Fund (IBB) and includes pharmaceutical and biotechnology companies ranked on a semi-annual basis based on minimum market value and share volume requirements.

Second Quarter 2011 Financial Results (Unaudited):

As of June 30, 2011, Zalicus had cash, cash equivalents, restricted cash and short-term investments of $56.0 million compared to $52.8 million on March 31, 2011.

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

For the quarter ended June 30, 2011, revenue was $1.8 million compared to $2.9 million for the quarter ended June 30, 2010. Revenue is derived from research and development collaborations with Novartis, Amgen and Eisai, a grant from the United States Army Medical Research Institute for Infectious Diseases and $0.5 million in royalty revenue received from Covidien based on Exalgo sales. Covidien continues to increase Exalgo managed care access and to invest in a range of Exalgo growth strategies. To date, Zalicus has recognized $2.5 million in revenue related to Exalgo royalties since its market launch in April 2010.

For the quarter ended June 30, 2011, net loss was $11.3 million, or $0.11 per share, compared to a net loss of $8.6 million, or $0.10 per share, in the quarter ended June 30, 2010. Research and development expenses were $9.0 million in the quarter ended June 30, 2011 compared to $4.6 million in the quarter ended June 30, 2010. The $4.4 million increase was due primarily to an increase in expenses related to the clinical development of Synavive and preclinical program expenses related to our Ion channel product candidates. We expect research and development expenses to increase for the year ended December 31, 2011 compared to 2010 due to the Phase 2b SYNERGY trial and the advancement of our Ion channel product candidates.

General and administrative expenses were $2.7 million in the quarter ended June 30, 2011 compared to $2.6 million in the quarter ended June 30, 2010. We expect our general and administrative expenses for the year ended December 31, 2011 to be consistent with 2010.

About Zalicus

Zalicus Inc. (NASDAQ: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus applies its selective Ion channel modulation platform and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, the product Exalgo™ and its ability to generate future royalty revenue for Zalicus, the product candidate Synavive and its patent coverage, the Zalicus selective Ion channel modulation platform and related product candidates, its combination drug discovery technology, cHTS, its collaborations, Zalicus’s plans to enter into additional funded discovery collaborations relating to its technology platforms, and Zalicus’s financial condition, results of operations, cash position and business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the sale and marketing of Exalgo by Covidien, risks related to the development and regulatory approval of Zalicus’s product candidates, including Synavive, Z160 and Z944, the unproven nature of the Zalicus drug discovery technologies, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to enter into collaboration agreements or obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views, and Zalicus does not undertake to update any of

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Zalicus Contacts: Justin Renz, CFO. 617-301-7575 JRenz@zalicus.com

Gina Nugent gnugent@zalicus.com 617-460-3579 (c) 2011 Zalicus Inc. All rights reserved.

-End-

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Zalicus Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2011	2010	2011	2010

Revenue:
Collaborations and other	$1,650	$2,717	$2,742	$43,782
Government contracts and grants	198	211	377	476

Total revenue	1,848	2,928	3,119	44,258

Operating expenses:
Research and development	8,990	4,617	16,807	11,998
General and administrative	2,723	2,569	5,467	6,431
Amortization of intangible	1,285	4,685	2,570	9,369

Total operating expenses	12,998	11,871	24,844	27,798

(Loss) income from operations	(11,150)	(8,943)	(21,725)	16,460
Interest income	31	30	67	37
Interest expense	(116)	—	(221)	—
Loss on revaluation of contingent consideration	—	—	—	(29,286)
Other (expense) income	(79)	15	(146)	(127)

Net loss before provision for income taxes	(11,314)	(8,898)	(22,025)	(12,916)
Income tax benefit	—	300	—	1,210

Net loss	$(11,314)	$(8,598)	$(22,025)	$(11,706)

Net loss per share—basic and diluted	$(0.11)	$(0.10)	$(0.23)	$(0.15)

Weighted average number of common shares used in net loss
per share calculation—basic and diluted	98,867,394	88,946,220	95,440,314	76,199,264

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Zalicus Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	June 30,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$2,581	$2,820
Restricted cash	650	650
Short-term investments	51,535	41,799
Accounts receivable	1,851	1,605
Prepaid expenses and other current assets	3,089	965

Total current assets	59,706	47,839
Property and equipment, net	6,032	6,898
Intangible asset, net	24,117	26,687
Restricted cash and other assets	1,258	1,245

Total assets	$91,113	$82,669

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,256	$1,840
Accrued expenses and other current liabilities	4,603	4,269
Deferred revenue	2,700	2,370
Current portion of term loan payable	1,871	273
Current portion of lease incentive obligation	284	284

Total current liabilities	10,714	9,036

Term loan payable, net of current portion	9,237	2,523
Deferred revenue, net of current portion	4,167	3,667
Deferred rent, net of current portion	679	743
Lease incentive obligation, net of current portion	1,300	1,442
Other long-term liabilities	2,478	2,261

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and
outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 99,092 and 89,113 shares issued and outstanding at June 30, 2011 and December 31, 2010,
respectively	99	89
Additional paid-in capital	339,113	317,581
Accumulated other comprehensive income (loss)	5	(20)
Accumulated deficit	(276,679)	(254,653)

Stockholders’ equity	62,538	62,997

Total liabilities and stockholders’ equity	$91,113	$82,669

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com